News Release
EXHIBIT 99.1
SM ENERGY REPORTS FIRST QUARTER 2025 FINANCIAL AND OPERATING RESULTS;
SUCCESSFUL UINTA BASIN INTEGRATION DRIVES PRODUCTION TO HIGH END OF GUIDANCE AT 53% OIL
DENVER, CO May 1, 2025 - SM Energy Company (the “Company”) (NYSE: SM) today reported operating and financial results for the first quarter 2025 and provided certain full year and second quarter 2025 guidance.
Highlights include:
•Net production was 17.8 MMBoe, or 197.3 MBoe/d, at 53% oil or 103.7 MBbls/d, at the high end of guidance, driven largely by our Uinta Basin assets outperforming expectations. Total daily production increased 36% and daily oil production increased 63% compared to first quarter 2024 with the increase largely attributable to the addition of the Uinta Basin assets.
•Net income was $182.3 million, or $1.59 per diluted common share, and Adjusted net income(1) was $1.76 per diluted common share. Net cash provided by operating activities of $483.0 million before net change in working capital of $31.6 million totaled $514.5 million,(1) and Adjusted EBITDAX(1) was $588.9 million, all of which benefited from strong production.
•Capital expenditures before changes in accruals exceeded guidance due to approximately $15 million in accelerated spend for certain production equipment in Texas which allows for certainty in timing of related turn-in-lines, and is beneficial should steel prices increase as a result of tariffs, as well as $5.0 million in highly economic non-operated capital expenditures in the Midland Basin.
•Adjusted free cash flow(1) of $73.8 million was utilized, in part, for payment of dividends of $22.9 million, reduction of our revolving credit facility balance by $31.0 million, and final cash settlement of the Uinta Basin acquisition of $14.9 million.
•Subsequent to quarter-end, the borrowing base and commitments on the Company’s senior secured revolving credit facility were reaffirmed at $3.0 billion and $2.0 billion, respectively, providing the Company with available liquidity of approximately $2.0 billion.
•Rystad Energy recognized SM Energy among the top three operators that excelled in sustainability in 2023. The Company considers stewardship as a key component of being a premier operator.
President and Chief Executive Officer Herb Vogel comments: “We took the reins of the Uinta Basin operations on January 1 and are pleased to report a very successful first quarter that exceeded our expectations. With a production margin consistent with our Midland Basin assets, the Uinta Basin adds a third core area and supports a step-change in scale.
Our long-term strategy is to be a premier operator of top-tier assets, focusing on our portfolio of low breakeven cost assets that endure through commodity price cycles and on returning capital to stockholders through our fixed dividend and share repurchase program. As we are in a period of market uncertainty, we are well positioned with a strong balance sheet nearing our one-times leverage target and our high-quality and long-duration drilling inventory, where we look forward to the upside opportunity presented by further delineation and optimization at each of our core areas.”
NEW OFFICER APPOINTMENT
The Company announces the appointment of Blake McKenna as Senior Vice President – Strategic Planning and Corporate Reserves. Mr. McKenna most recently co-founded and served as President and Chief Operating Officer at XCL Resources. Prior to XCL Resources, Mr. McKenna was with Vitesse Energy and EOG Resources, serving in roles of increasing responsibility. Mr. McKenna has more than 18 years of experience in the energy industry.

FIRST QUARTER 2025 RESULTS

NET PRODUCTION BY OPERATING AREA
First Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total
Oil (MBbl / MBbl/d)	4,664 / 51.8	1,670 / 18.6	2,997 / 33.3	9,332 / 103.7
Natural Gas (MMcf / MMcf/d)	15,992 / 177.7	17,634 / 195.9	2,751 / 30.6	36,376 / 404.2
NGLs (MBbl / MBbl/d)	5 / —	2,356 / 26.2	— / —	2,361 / 26.2
Total (MBoe / MBoe/d)	7,335 / 81.5	6,965 / 77.4	3,456 / 38.4	17,756 / 197.3
Note: Totals may not calculate due to rounding.
•First quarter net production volumes were 17.8 MMBoe (197.3 MBoe/d) and were 53% oil (103.7 MBbl/d). Volumes were 41% from the Midland Basin, 39% from South Texas, and 20% from the Uinta Basin.
•First quarter net production met the high end of guidance due primarily to the successful integration of our Uinta Basin assets.

REALIZED PRICES BY OPERATING AREA
	First Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$72.13	$70.30	$68.27	$70.56 / $70.87
Natural Gas ($/Mcf)	$3.52	$3.09	$3.44	$3.30 / $3.50
NGLs ($/Bbl)	nm	$25.85	nm	$25.86 / $24.87
Per Boe	$53.55	$33.41	$61.95	$47.29 / $47.73
Note: Totals may not calculate due to rounding.
•First quarter benchmark pricing included NYMEX WTI at $71.42/Bbl, NYMEX Henry Hub natural gas at $3.65/MMBtu and OPIS Composite NGLs at $31.29/Bbl.
•First quarter average realized price before the effect of hedges was $47.29 per Boe, and average realized price after the effect of hedges was $47.73 per Boe.(1)
•The effect of commodity net derivative settlements for the first quarter was a gain of $0.44 per Boe, or $7.8 million.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME AND NET INCOME PER SHARE
First quarter 2025 net income was $182.3 million, or $1.59 per diluted common share, compared with net income of $131.2 million, or $1.13 per diluted common share, for the same period in 2024. The primary drivers of the increased net income were higher daily production volumes and higher realized pricing, including the effect of net derivative settlements, partially offset by higher operating costs and DD&A expenses per unit. Operating costs were driven higher in the first quarter 2025 due to the acceleration of certain workover activity in the Uinta Basin and South Texas, as well as the increased cost of fuel gas used in our Uinta Basin operations due to higher natural gas prices, which is offset in production revenue.

NET CASH PROVIDED BY OPERATING ACTIVITIES
First quarter 2025 net cash provided by operating activities of $483.0 million before net change in working capital of $31.6 million totaled $514.5 million,(1) compared with net cash provided by operating activities of $276.0 million before net change in working capital of $97.7 million that totaled $373.7 million(1) for the same period in 2024. The $140.9 million, or 38%, increase in the current year period is primarily due to increased net daily production and realized prices driving higher operating revenues, partially offset by increased operating costs and cash paid for interest.
ADJUSTED EBITDAX(1) AND ADJUSTED NET INCOME(1)
First quarter 2025 Adjusted EBITDAX(1) was $588.9 million, up $179.9 million, or 44%, from $409.0 million in the same period in 2024.
First quarter 2025 Adjusted net income(1) was $202.0 million, or $1.76 per diluted common share, which compares with Adjusted net income(1) of $164.1 million, or $1.41 per diluted common share, for the same period in 2024.
CAPITAL EXPENDITURES AND ACTIVITY
First quarter 2025 capital expenditures of $413.9 million adjusted for a change in capital expenditure accruals of $26.9 million totaled $440.8 million.(1) This includes approximately $15.0 million in production equipment capital spend that was accelerated into the first quarter, as well as $5.0 million in highly economic non-operated capital expenditures in the Midland Basin.
Capital activity during the quarter included drilling 41 net wells, of which 10 were in the Uinta Basin, 21 were in the Midland Basin, and 10 were in South Texas, and adding 41 net flowing completions, of which 24 were in the Uinta Basin, 12 were in the Midland Basin, and 5 were in South Texas. 4 Midland Basin net completions scheduled to come online in the first quarter, were brought online during the first week of April.
ADJUSTED FREE CASH FLOW(1)
First quarter 2025 cash flow from operations before net change in working capital totaled $514.5 million,(1) and capital expenditures before changes in accruals totaled $440.8 million,(1) delivering Adjusted free cash flow of $73.8 million.(1)
RETURN OF CAPITAL TO STOCKHOLDERS
Return of capital to stockholders during the quarter totaled $22.9 million through the payment of the Company’s $0.20 per share quarterly fixed dividend on February 3, 2025.
FINANCIAL POSITION, LIQUIDITY, AND NET DEBT-TO-ADJUSTED EBITDAX(1)
On March 31, 2025, the outstanding principal amount of the Company’s long-term debt was $2.77 billion, including $37.5 million drawn on the Company’s senior secured revolving credit facility, and cash and cash equivalents were approximately zero. Subsequent to quarter end, the Company’s borrowing base and commitments under its senior secured revolving credit facility were reaffirmed at $3.0 billion and $2.0 billion, respectively, providing the Company with available liquidity of $2.0 billion.
At March 31, 2025, Net debt-to-Adjusted EBITDAX(1) was reduced to 1.3 times. As a result of the Uinta Basin acquisition closing on October 1, 2024, trailing twelve-month Adjusted EBITDAX(1) only includes two quarters of Uinta Basin financial activity.
COMMODITY DERIVATIVES
As of April 24, 2025, commodity derivative positions for the second through fourth quarters of 2025 include:
SWAPS AND COLLARS:
•Oil: Approximately 10,200 MBbls, or approximately 34% of expected 2Q-4Q 2025 net oil production, is hedged to benchmark prices at an average price of $66.76/Bbl (weighted-average of collar floors and swaps) to $72.51/Bbl (weighted-average of collar ceilings and swaps), excluding basis swaps.

•Natural gas: Approximately 44,800 BBtu, or approximately 38% of expected 2Q-4Q 2025 net natural gas production, is hedged to benchmark prices at an average price of $3.71/MMBtu (weighted-average of collar floors and swaps, excluding basis swaps) to $4.26/MMBtu (weighted-average of collar ceilings and swaps, excluding basis swaps).
BASIS SWAPS:
•Oil, Midland Basin differential: 3,400 MBbls of expected 2Q-4Q 2025 net Midland Basin oil production are hedged to the local price point at a positive weighted-average differential price of $1.18/Bbl.
•Oil, MEH differential: Approximately 1,600 MBbls of expected 2Q-4Q 2025 net South Texas oil production are hedged to the local price point at a positive weighted-average differential price of $1.86/Bbl.
•Gas, WAHA differential: 15,400 BBtu of expected 2Q-4Q 2025 net Midland Basin natural gas production are hedged to WAHA at a weighted-average differential price of ($0.72)/MMBtu.
A detailed schedule of these and additional derivative positions are provided in the accompanying slide deck.
2025 OPERATING PLAN AND GUIDANCE
The Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculation are inherently unpredictable, such as changes to, and timing of, capital accruals. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.

UPDATED GUIDANCE FULL YEAR 2025:
•As previously provided, our February guidance contemplated a reduction in activity from 9 drilling rigs to 6 drilling rigs while still achieving growth in total production and oil production. We are maintaining our full year guidance with one exception: full year guidance for LOE is increased to approximately $5.90 per Boe. This is driven by an expected increase in workover activity, expected higher water disposal costs due to impacts from completion activities on offset wells, and increased cost of fuel gas used in our Uinta Basin operations which is offset in production revenue.
GUIDANCE SECOND QUARTER 2025:
•Capital expenditures (net of the change in capital accruals),(1) excluding acquisitions is expected to range between $375 and $385 million. This range includes approximately $10 million of capital expenditures for highly economic non-operated projects in the Midland Basin. In the second quarter, the Company expects to drill approximately 25 net wells and turn-in-line approximately 50 net wells.
•Net production is expected to be approximately 197 to 203 MBoe/d at 54% to 55% oil.
•LOE is expected to be approximately $6.10 per Boe due to higher forecasted workover activity, higher expected water disposal costs due to offset completion activities, and higher cost of fuel gas used in field operations, which is offset in production revenue.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
May 2, 2025 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the first quarter 2025 financial and operating results Q&A session. This discussion will be accessible via:
•Webcast (available live and for replay) – on the Company’s website at sm-energy.com/investors (replay accessible approximately 1 hour after the live call); or

•Telephone – join the live conference call by registering at https://event.choruscall.com/mediaframe/webcast.html?webcastid=9Efgx7GA. Dial-in for domestic toll free/International is 877-407-6050 / +1 201-689-8022.
CONFERENCE PARTICIPATION
•May 14, 2025 – Hart Energy: Super DUG Conference & Expo. President and Chief Executive Officer Herb Vogel will present at 8:00 a.m. Mountain time/9:00 a.m. Central time. The event will not be webcast.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “deliver,” “demonstrate,” “establish,” “estimate,” “expects,” “goal,” “generate,” “maintain,” “objectives,” “optimize,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things: the potential for upside opportunity in our core operating areas, assumptions and projections for the second quarter and full year 2025 regarding guidance for production, production growth and oil mix as a percentage of total production (including net production and percentage oil increases attributable to the Company’s Uinta Basin assets), capital expenditures (including the expected spend on non-operated projects), operating costs (including lease operating expenses, transportation costs and taxes), general and administrative expenses, exploration expenses and DD&A, and the projected impacts thereon, the number of wells expected to be drilled and completed, the percent of future production that is hedged, the allocation of activity and capital expenditures among our operating areas and activities, and the Company’s long-term strategy and operational plan, including plans to deliver low breakeven and high-return wells that endure commodity price cycles, return capital to stockholders through dividends, debt reduction to a target of one times leverage, and share repurchases, and increasing scale. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, and such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
FOOTNOTE 1
Indicates a non-GAAP measure or metric. Please refer to the “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” section in Financials Highlights, and the corresponding reconciliations to the most directly comparable GAAP financial measures, for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Patrick Lytle, plytle@sm-energy.com, 303-864-2502

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Condensed Consolidated Balance Sheets
(in thousands, except share data)	March 31,	December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$54	$—
Accounts receivable	382,955	360,976
Derivative assets	60,640	48,522
Prepaid expenses and other	28,173	25,201
Total current assets	471,822	434,699
Property and equipment (successful efforts method):
Proved oil and gas properties	14,688,382	14,301,502
Accumulated depletion, depreciation, and amortization	(7,869,420)	(7,603,195)
Unproved oil and gas properties, net of valuation allowance of $32,680 and $32,680, respectively	760,128	764,924
Wells in progress	537,457	481,893
Other property and equipment, net of accumulated depreciation of $62,709 and $61,737, respectively	45,055	47,585
Total property and equipment, net	8,161,602	7,992,709
Noncurrent assets:
Derivative assets	3,533	3,973
Other noncurrent assets	150,708	145,266
Total noncurrent assets	154,241	149,239
Total assets	$8,787,665	$8,576,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$764,773	$760,473
Derivative liabilities	33,423	7,058
Other current liabilities	24,527	22,419
Total current liabilities	822,723	789,950
Noncurrent liabilities:
Revolving credit facility	37,500	68,500
Senior Notes, net	2,709,584	2,708,243
Asset retirement obligations	147,929	145,313
Net deferred tax liabilities	569,551	545,295
Derivative liabilities	17,421	7,142
Other noncurrent liabilities	79,224	74,947
Total noncurrent liabilities	3,561,209	3,549,440
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 114,462,218 and 114,461,934 shares, respectively	1,145	1,145
Additional paid-in capital	1,508,865	1,501,779
Retained earnings	2,894,870	2,735,494
Accumulated other comprehensive loss	(1,147)	(1,161)
Total stockholders’ equity	4,403,733	4,237,257
Total liabilities and stockholders’ equity	$8,787,665	$8,576,647

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended March 31,
	2025	2024
Operating revenues and other income:
Oil, gas, and NGL production revenue	$839,620	$559,596
Other operating income	4,924	274
Total operating revenues and other income	844,544	559,870
Operating expenses:
Oil, gas, and NGL production expense	225,073	137,375
Depletion, depreciation, and amortization	269,900	166,188
Exploration (1)	11,763	18,581
General and administrative (1)	39,339	30,178
Net derivative loss (2)	17,216	28,145
Other operating expense, net	4,965	1,008
Total operating expenses	568,256	381,475
Income from operations	276,288	178,395
Interest expense	(44,373)	(21,873)
Interest income	113	6,770
Other non-operating expense	(27)	(24)
Income before income taxes	232,001	163,268
Income tax expense	(49,732)	(32,069)
Net income	$182,269	$131,199

Basic weighted-average common shares outstanding	114,515	115,642
Diluted weighted-average common shares outstanding	114,948	116,456
Basic net income per common share	$1.59	$1.13
Diluted net income per common share	$1.59	$1.13
Net dividends declared per common share	$0.20	$0.18

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,452	$1,125
General and administrative expense	5,637	3,893
Total non-cash stock-based compensation	$7,089	$5,018

(2) The net derivative loss line item consists of the following:
Net derivative settlement gain	$(7,751)	$(13,274)
Net loss on fair value changes	24,967	41,419
Total net derivative loss	$17,216	$28,145

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2024	114,461,934	$1,145	$1,501,779	$2,735,494	$(1,161)	$4,237,257
Net income	—	—	—	182,269	—	182,269
Other comprehensive income	—	—	—	—	14	14
Net cash dividends declared, $0.20 per share	—	—	—	(22,893)	—	(22,893)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	284	—	(3)	—	—	(3)
Stock-based compensation expense	—	—	7,089	—	—	7,089
Balances, March 31, 2025	114,462,218	$1,145	$1,508,865	$2,894,870	$(1,147)	$4,403,733

			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2023	115,745,393	$1,157	$1,565,021	$2,052,279	$(2,607)	$3,615,850
Net income	—	—	—	131,199	—	131,199
Other comprehensive income	—	—	—	—	8	8
Net cash dividends declared, $0.18 per share	—	—	—	(20,707)	—	(20,707)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	1,147	—	(22)	—	—	(22)
Stock-based compensation expense	1,839	—	5,018	—	—	5,018
Purchase of shares under Stock Repurchase Program	(712,235)	(7)	(33,088)	—	—	(33,095)
Balances, March 31, 2024	115,036,144	$1,150	$1,536,929	$2,162,771	$(2,599)	$3,698,251

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$182,269	$131,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	269,900	166,188
Stock-based compensation expense	7,089	5,018
Net derivative loss	17,216	28,145
Net derivative settlement gain	7,751	13,274
Amortization of deferred financing costs	2,550	1,371
Deferred income taxes	26,259	27,391
Other, net	1,515	1,102
Net change in working capital	(31,564)	(97,688)
Net cash provided by operating activities	482,985	276,000

Cash flows from investing activities:
Capital expenditures	(413,868)	(332,365)
Acquisition of proved and unproved oil and gas properties	(14,892)	(3)
Other, net	—	80
Net cash used in investing activities	(428,760)	(332,288)

Cash flows from financing activities:
Proceeds from revolving credit facility	856,500	—
Repayment of revolving credit facility	(887,500)	—
Repurchase of common stock	—	(32,768)
Dividends paid	(22,892)	(20,834)
Other, net	(279)	(22)
Net cash used in financing activities	(54,171)	(53,624)

Net change in cash, cash equivalents, and restricted cash	54	(109,912)
Cash, cash equivalents, and restricted cash at beginning of period	—	616,164
Cash, cash equivalents, and restricted cash at end of period	$54	$506,252

Supplemental schedule of additional cash flow information:
Operating activities:
Cash paid for interest, net of capitalized interest	$(82,311)	$(32,986)
Net cash refunded for income taxes	$84	$3,292
Investing activities:
Changes in capital expenditure accruals	$26,931	$(26,569)

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s first quarter 2025 Form 10-Q and the most recent Annual Report on Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before changes in accruals. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Adjusted net income and Adjusted net income per diluted common share: Adjusted net income and Adjusted net income per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as “leverage ratio” or “Adjusted EBITDAX multiple”). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity net derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity net derivative settlements on average realized price.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Production Data
	For the Three Months Ended			Percent Change Between
	March 31,	December 31,	March 31,	1Q25 & 4Q24	1Q25 & 1Q24
	2025	2024	2024
Realized sales price (before the effect of net derivative settlements):
Oil (per Bbl)	$70.56	$69.34	$76.09	2%	(7)%
Gas (per Mcf)	$3.30	$2.19	$2.18	51%	51%
NGLs (per Bbl)	$25.86	$24.49	$22.94	6%	13%
Equivalent (per Boe)	$47.29	$43.68	$42.39	8%	12%
Realized sales price (including the effect of net derivative settlements): (1)
Oil (per Bbl)	$70.87	$70.54	$76.52	—%	(7)%
Gas (per Mcf)	$3.50	$2.50	$2.57	40%	36%
NGLs (per Bbl)	$24.87	$24.01	$22.28	4%	12%
Equivalent (per Boe)	$47.73	$44.85	$43.40	6%	10%
Net production volumes: (2)
Oil (MMBbl)	9.3	9.8	5.8	(5)%	61%
Gas (Bcf)	36.4	39.1	31.1	(7)%	17%
NGLs (MMBbl)	2.4	2.8	2.2	(15)%	7%
Equivalent (MMBoe)	17.8	19.1	13.2	(7)%	34%
Average net daily production: (2)
Oil (MBbl per day)	103.7	106.9	63.7	(3)%	63%
Gas (MMcf per day)	404.2	424.8	342.3	(5)%	18%
NGLs (MBbl per day)	26.2	30.3	24.4	(13)%	8%
Equivalent (MBoe per day)	197.3	208.0	145.1	(5)%	36%
Per Boe data:
Lease operating expense	$6.13	$5.35	$5.54	15%	11%
Transportation costs	$3.92	$4.10	$2.07	(4)%	89%
Production taxes	$2.07	$1.79	$1.90	16%	9%
Ad valorem tax expense	$0.55	$(0.03)	$0.89	1,933%	(38)%
General and administrative (3)	$2.22	$2.19	$2.29	1%	(3)%
Net derivative settlement gain	$0.44	$1.17	$1.01	(62)%	(56)%
Depletion, depreciation, and amortization	$15.20	$13.61	$12.59	12%	21%

(1) Indicates a non-GAAP measure or metric. Please refer above to the section “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” for additional information.
(2) Amounts and percentage changes may not calculate due to rounding.
(3) Includes non-cash stock-based compensation expense per Boe of $0.32, $0.32, and $0.29 for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended March 31,		For the Trailing Twelve Months Ended March 31,
	2025	2024	2025
Net income (GAAP)	$182,269	$131,199	$821,363
Interest expense	44,373	21,873	163,159
Interest income	(113)	(6,770)	(25,246)
Income tax expense	49,732	32,069	213,593
Depletion, depreciation, and amortization	269,900	166,188	913,017
Exploration (2)	10,311	17,456	51,861
Stock-based compensation expense	7,089	5,018	27,092
Net derivative (gain) loss	17,216	28,145	(60,887)
Net derivative settlement gain	7,751	13,274	63,193
Other, net	391	597	(24)
Adjusted EBITDAX (non-GAAP)	$588,919	$409,049	$2,167,121
Interest expense	(44,373)	(21,873)	(163,159)
Interest income	113	6,770	25,246
Income tax expense	(49,732)	(32,069)	(213,593)
Exploration (2)(3)	(10,311)	(9,539)	(50,661)
Amortization of deferred financing costs	2,550	1,371	8,635
Deferred income taxes	26,259	27,391	173,854
Other, net	1,124	(7,412)	(35,276)
Net change in working capital	(31,564)	(97,688)	77,332
Net cash provided by operating activities (GAAP)	$482,985	$276,000	$1,989,499

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the unaudited condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the unaudited condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) For the three months ended March 31, 2024, and for the trailing twelve months ended March 31, 2025, amount excludes certain capital expenditures related to unsuccessful exploration activities.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Reconciliation of Net Income to Adjusted Net Income (1)
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2025	2024
Net income (GAAP)	$182,269	$131,199
Net derivative loss	17,216	28,145
Net derivative settlement gain	7,751	13,274
Other, net	391	597
Tax effect of adjustments (2)	(5,604)	(9,117)
Adjusted net income (non-GAAP)	$202,023	$164,098

Diluted net income per common share (GAAP)	$1.59	$1.13
Net derivative loss	0.15	0.24
Net derivative settlement gain	0.07	0.11
Other, net	—	0.01
Tax effect of adjustments (2)	(0.05)	(0.08)
Adjusted net income per diluted common share (non-GAAP)	$1.76	$1.41

Basic weighted-average common shares outstanding	114,515	115,642
Diluted weighted-average common shares outstanding	114,948	116,456

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for the three months ended March 31, 2025, and 2024, was calculated using a tax rate of 22.1% and 21.7%, respectively. These rates approximate the Company's statutory tax rates for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2025

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
As of March 31, 2025
Principal amount of Senior Notes (2)	$2,736,026
Revolving credit facility (2)	37,500
Total principal amount of debt (GAAP)	2,773,526
Less: Cash and cash equivalents	54
Net Debt (non-GAAP)	$2,773,472

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts as of March 31, 2025, are from Note 5 - Long-Term Debt in Part I, Item 1 of the Company's Form 10-Q.

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities (GAAP)	$482,985	$276,000
Net change in working capital	31,564	97,688
Cash flow from operations before net change in working capital (non-GAAP)	514,549	373,688

Capital expenditures (GAAP)	413,868	332,365
Changes in capital expenditure accruals	26,931	(26,569)
Capital expenditures before changes in accruals (non-GAAP)	440,799	305,796

Adjusted free cash flow (non-GAAP)	$73,750	$67,892

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.